AMENDMENT TO THE
                            1987 STOCK OPTION PLAN

            Section 6A of the Company's 1987 Stock Option Plan will be amended to read in full as follows:

            6. Options

            A. Subject to adjustment as provided in paragraph 13 hereof, Options may be issued pursuant to the Plan for the purchase of not more than 2,000,000 Shares; provided, however, that if prior to the termination of the Plan, an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purposes of the Plan.